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                                   EXHIBIT 11

                         THE CHASE MANHATTAN CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE

For a discussion of the computation of basic and diluted earnings per common share, see Note Ten of Chase's 1998 Annual Report.

(in millions, except per share amounts)                              Three Months Ended               Nine Months Ended
                                                                         September 30,                  September 30,
                                                                   ----------------------           ---------------------
EARNINGS PER SHARE                                                   1999          1998             1999            1998
-------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
Earnings:
Net Income                                                      $   1,187            837          $   3,753    $   2,636
Less:  Preferred Stock Dividends                                       19             22                 55           80
                                                                ---------       --------          ---------    ---------
Net Income Applicable to Common Stock                           $   1,168       $    815          $   3,698    $   2,556
                                                                =========       ========          =========    =========
Shares:
Basic Average Common Shares Outstanding                             821.6          848.3              832.6        847.4
Net Income Per Share                                            $    1.42       $   0.96          $    4.44    $    3.02
                                                                =========       ========          =========    =========
DILUTED EARNINGS PER SHARE
Earnings:
Net Income Applicable to Common Stock                           $   1,168       $    815          $   3,698    $   2,556
Shares:
Basic Average Common Shares Outstanding                             821.6          848.3              832.6       847.4
Additional Shares Issuable Upon Exercise of Stock Options
  for Dilutive Effect                                                28.1           22.8               28.3         23.8
                                                                ---------       --------          ---------    ---------
Average Common Shares Outstanding Assuming Dilution                 849.7          871.1              860.9        871.2
Net Income Per Share                                            $    1.37       $   0.94          $    4.30    $    2.93
                                                                =========       ========          =========    =========
========================================================================================================================





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